Exhibit 10.21a

FMC CORPORATION 2023 INCENTIVE STOCK PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS AND
AWARD AGREEMENT
FMC Corporation (the “Company”), pursuant to its 2023 Incentive Stock Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) this award of Restricted Stock Units. The Restricted Stock Units described in this Notice of Grant of Restricted Stock Units (the “Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan.

Participant:
Grant Date:
Total Number of Restricted Stock Units:
Specified Vesting Date:
By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

FMC CORPORATION	PARTICIPANT
By: ______________________________________	Signature: ________________________________
Title: _____________________________________	Date: ____________________________________
Date: _____________________________________

EXHIBIT A
TO NOTICE OF GRANT OF RESTRICTED STOCK UNITS

AWARD AGREEMENT
UNDER THE FMC CORPORATION
2023 INCENTIVE STOCK PLAN

1.Grant of Restricted Stock Units.
(a)Pursuant to the Plan and as of the Grant Date set forth in the Notice, the Company hereby awards to the Participant the number of Restricted Stock Units set forth in the Notice, subject to the terms and conditions set forth herein (the “Units”).
(b)Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one Share at a specified time. The Units will become vested, and Shares will be issued in respect of vested Units, as set forth in this Agreement.
2.Vesting.
(a)Subject to the Participant’s continued employment by the Company through the applicable date or event, 100% of the Units will become vested on the earliest of:
(i)the Specified Vesting Date set forth in the Notice;
(ii)the date the Participant has satisfied the Normal Retirement Criteria;
(iii)the Participant’s death;
(iv)the Participant’s Disability;
(v)the cessation of the Participant’s employment with the Company within two years following a Change in Control due to either a termination by the Company without Cause or a resignation by the Participant with Good Reason; or
(vi)the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
(b)In addition, if prior to the date the Units otherwise vest, the Participant’s employment is terminated by the Company without Cause other than within two years following a Change in Control, a pro-rata portion of the Units (based on the number of days the Participant was employed by the Company from and after the Grant Date, relative to the total number of days in the period beginning on the Grant Date and ending on the Specified Vesting Date) will become vested on the effective date of such termination of employment.
(c)The application of Sections 2(a)(v) and 2(b) is, in each case, conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company and its affiliates in a form prescribed by the Company, and (ii) such release becoming irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, the Units will be forfeited as of the effective date of the cessation of the Participant’s employment and the Participant will have no further rights with respect thereto.

(d)Upon a cessation of the Participant’s employment with the Company, any Unit that has not become vested on or prior to the effective date of such cessation (taking into account any applicable acceleration of vesting under Sections 2(a) or 2(b)) will then be forfeited immediately and automatically, and the Participant will have no further rights with respect thereto.
(e)Solely for purposes of this Agreement, (x) employment with the Company will be deemed to include employment with an Affiliate, but only during the period of such affiliation, and (y) the Participant will be deemed to be in “continued employment” or “continuous employment” during temporary absences from active employment due to vacation or sick leave taken in accordance with Company policies or other approved leaves of absence.
3.Timing of Issuance.
(a)Subject to Section 3(b), Shares will be issued in respect of all vested Units upon the earliest to occur of:
(i)the Specified Vesting Date;
(ii)the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)), provided that such separation occurs prior to the Participant’s satisfaction of the Normal Retirement Criteria;
(iii)the Participant’s death; or
(iv)the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
(b)Notwithstanding anything herein to the contrary:
(i)to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), the issuance of Shares in respect of a number of vested Units will be accelerated to the date that employment taxes become payable with respect to this Award. Such number of Units will be equal to the reasonably estimated amount of employment taxes then required to be withheld and remitted, divided by the then current fair market value of the Shares;
(ii)to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws;
(iii)to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) will be deferred (without interest) and issued to the Participant immediately following that six month period; and
(iv)if the Units vest as a result of the application of Section 2(a)(v) or 2(b) and the period for the required release to become irrevocable under Section 2(c)(ii) spans two calendar years, Shares will not be issued prior to the start of that second calendar year.
(c)Fractional Shares will be rounded up to the next whole Share.
(d)Notwithstanding anything else herein to the contrary, if the Participant’s employment is terminated by the Company for Cause (or if the Participant resigns at a time that a Cause basis for termination exists), then the Participant will forfeit immediately and automatically all Units (whether or not otherwise vested) and will have no further rights hereunder.

4.Certain Definition(s). For purposes of this Agreement:
(a)"Normal Retirement Criteria" means the Participant has (i) both attained age 62 and completed 10 years of continuous employment with the Company; or (ii) attained age 65.
5.Non-Transferability. The Units are subject to restrictions on transfer as set forth in Section 18 of the Plan.
6.Rights Upon Death. In the event of the death of the Participant, any distributions hereunder will be made to the Participant’s estate. Notwithstanding the foregoing, if permitted by the Committee in its discretion, the Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or trust) to receive distributions hereunder in the event of the Participant’s death. If the Committee permits beneficiary designations, but the Participant does not designate a beneficiary, the designated beneficiary does not survive the Participant or the beneficiary designation is invalid or defective, then distributions hereunder will be made to the Participant’s estate.
7.Stockholder Rights.
(a)The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.
(b)The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to its Shares while Units are outstanding hereunder, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had the Participant been the record holder of a number of Shares equal to the number of Units outstanding hereunder (whether or not vested) on the record date of such dividend or distribution. Such special cash payment will be paid at the same time as the related dividend or distribution and will be subject to withholding for applicable taxes.
8.No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
9.Company Policies. The Participant acknowledges that this Award is subject to the clawback provisions set forth in Section 20 of the Plan. In addition, in consideration for the grant of this Award, the Participant agrees to be subject to any additional policies of the Company or its Affiliates covering the Participant regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, whether adopted before or after the Grant Date, or as may otherwise be required by applicable law, regulation or exchange listing standard. The Participant understands that the Participant is hereby bound by each such policy in its entirety, and that such policies are not limited in their application to this Award, or equity or cash received in connection with this Award.
10.No Right to Continued Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without Cause.
11.Tax Matters.
(a)In accordance with Section 19 of the Plan, the obligations of the Company hereunder are conditioned on the Participant satisfying required tax withholding obligations in a method authorized by the Committee.

(b)The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
12.Section 409A. This Award is intended to comply with Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of this Award.
13.Notices.
(a)Any notice required to be given or delivered to the Company under the terms of this Agreement must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its General Counsel, and, if to the Participant, to the address on file with the Company, or to such other address as the Participant may designate in writing in accordance with this paragraph. Except as otherwise provided below in Section 13(b), any notice will be deemed to be duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.
(b)The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a vendor designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
14.Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) the Participant has read the Plan, (c) all Units are subject to the Plan, and (d) pursuant to the Plan, the Committee is authorized to interpret the Plan and awards issued thereunder, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
15.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.
16.Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto, provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.

17.Governing Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, will be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the State of Delaware.
18.Forum Selection. All actions and proceedings arising out of or relating to this Agreement, or the transactions contemplated by this Agreement, will be heard and determined solely and exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery will decline to accept jurisdiction over a particular matter, in which case, exclusively in any state or federal court within the State of Delaware).
19.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement, or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 19 is made knowingly and voluntarily.
20.Data Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company’s agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. The Participant expressly gives the Participant’s consent to the Company to process such personal data.
21.Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.
22.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.
23.Discretionary Nature. The Participant acknowledges and agrees that the grant of the Units is discretionary, and any future awards will be made in the Committee’s discretion.